Exhibit 3.10

AFFINION PUBLISHING, LLC

(a Delaware Limited Liability Company)

OPERATING AGREEMENT

December 31, 2005

LIMITED LIABILITY COMPANY OPERATING AGREEMENT of AFFINION PUBLISHING, LLC,) dated and effective as of December 31, 2005 (this “Agreement”).

Progeny Marketing Innovations Inc. (the “Member”) has formed a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Delaware Act”) that from and after the date hereof shall be governed by, and operated pursuant to, the terms and provisions of this Agreement.

ACCORDINGLY the Member agrees as follows:

1.	Name.

The name of the Company shall be Affinion Publishing, LLC, or such other name as the Member may from time to time hereafter designate.

2.	Purpose.

The Company may engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and may engage in any and all activities necessary or incidental to the foregoing.

3.	Offices.

(a) The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The registered agent of the Company at such address is National Registered Agents, Inc.

4.	Management of the Company; Officers; Formation.

(a) Subject to the delegation of rights and powers provided for herein the Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement and the Member’s Certificate of Formation, in each case as in effect from time to time.

(b) The Member shall have the authority to appoint and terminate officers or managers of the Company, and retain and terminate employees, agents and consultants of the Company, and to delegate such duties to any such officers, managers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters.

5.	Membership Units.

The Company shall be authorized to issue 1,000 membership units (the “Membership Units”). The Company shall issue 100 Membership Units to the Member. Membership Units shall, for all purposes, be personal property. The Membership Units shall not be certificated.

6.	Capital Contribution.

Prior to the conversion of the Company from a corporation to a limited liability company, the Member made contributions of capital to the Company. The Member shall not be obligated to make any further capital contributions to the Company but may, in its sole discretion, make additional capital contributions to the Company from time to time. Any and all capital contributions to the Company may be made by the Member in the form of cash or other assets.

7.	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated 100% to the Member or in a manner otherwise determined by the Member.

8.	Distributions.

Distributions of cash or property shall be made at such times and in such amounts as determined by the Member.

9.	Dissolution.

(a) Subject to the provisions of Section 9(b), the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(i)	the determination of the Member to dissolve the Company; or

(ii)	the withdrawal of the Member or the occurrence of any other event causing a dissolution of the Company under Section 18-801 of the Delaware Act.

(b) Upon dissolution of the Company, the Company’s affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

10.	Administrative Matters.

(a)	The Company shall be disregarded for federal income tax purposes.

(b)	Unless otherwise determined by the Member, the fiscal year of the Company shall be the calendar year.

11.	Admission of Additional Members.

One or more additional members of the Company may be admitted to the Company with the consent of the Member.

12.	Limitation on Liability, Indemnification.

(a) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated for any such debt, obligation or liability of the Company.

(b) The Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Member from and against any and all claims and demands arising by reason of the fact that the Member is, or was, a member of the Company.

13.	Severability.

If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

14.	Entire Agreement; Amendment.

(a) This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

(b) Except as otherwise provided in this Agreement or the Delaware Act, this Agreement may be amended only by the written consent of the Members to such effect.

15.	Governing Law; Jurisdiction.

(a) The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any managers, Member(s) and other owners.

(b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the Court of Chancery of the State of Delaware, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

PROGENY MARKETING INNOVATIONS INC.

By:	/s/ Nathaniel J. Lipman

Name: Nathaniel J. Lipman
Title:

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